q

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Sam Hinrichsen Joins Lindsay as Senior Vice President and Chief Financial Officer

OMAHA, Neb., October 14, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced that Sam Hinrichsen will join Lindsay Corporation as Senior Vice President and Chief Financial Officer, effective January 1, 2026. Hinrichsen will commence employment with the Company on November 3, 2025 and will officially succeed Brian Ketcham as Senior Vice President and Chief Financial Officer upon Ketcham’s previously announced retirement at the end of the calendar year.

Since 2022, Hinrichsen has held various finance roles at Stepan Company, including Interim Chief Financial Officer, and has most recently served as Global VP of Finance & Investor Relations. Prior to joining Stepan, Hinrichsen held various finance positions with CMC Materials, Dover Corporation, Rockwell Automation, TTI Floorcare North America and ALCOA, Inc.

Lindsay’s President and Chief Executive Officer, Randy Wood, commented, “We are pleased to welcome Sam to our senior leadership team. His extensive background in global financial management, coupled with strong operational experience, aligns well with our strategic priorities. Sam’s leadership will be instrumental in shaping our financial direction and supporting our long-term growth initiatives. We look forward to the valuable contributions he will bring to the company.”

Wood continued, “I would like to thank Brian for his many contributions to Lindsay Corporation. His leadership has been critical in strengthening our global capabilities and building a world-class finance team that will serve us well into the future.”

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com